Exhibit 10.9

ENTERPRISE 4.0 TECHNOLOGY ACQUISITION CORP.

533 Airport Blvd Suite 400

Burlingame, CA 94010

[______], 2021

First Line Enterprise, Inc.

533 Airport Blvd Suite 400

Burlingame, CA 94010

Re:	Administrative Services Agreement

Gentlemen:

This letter agreement by and between Enterprise 4.0 Technology Acquisition Corp., a Cayman Islands exempted company (the “Company”) and First Line Enterprises, Inc. (“First Line”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the Nasdaq Capital Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the completion by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) First Line or one of its affiliates shall make available to the Company, at 533 Airport Blvd Suite 400 Burlingame, CA 94010 (or any successor location of First Line or its affiliates), office space, administrative and shared personnel support services as may be reasonably requested by the Company. In exchange therefor, the Company shall pay First Line the sum of $12,500 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

(ii) First Line hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this letter agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

[Signature pages follows]

Very truly yours,

ENTERPRISE 4.0 TECHNOLOGY ACQUISITION CORP.

By:
	Name:	Eric Benhamou
	Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

FIRST LINE ENTERPRISES, INC.

By:
Name:
	Title:	Chief Executive Officer

[Signature Page to Administrative Services Agreement]